Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter dated April 26, 2009 to the Board of Directors of Atlas America, Inc. (the “Company”) included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger of ATLS Merger Sub, LLC, a wholly owned subsidiary of the Company, with and into Atlas Energy Resources, LLC, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.
By:	/s/ Laurence F. Whittemore, III
Name: Laurence F. Whittemore, III
Title: Managing Director

August 18, 2009